Exhibit 10.1

Summary of 2015 Performance Bonus Program

The following is a summary description of the terms and conditions with respect to the potential cash performance bonuses for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) (the “NEOs”) as determined by the Compensation Committee of the Board of Directors.

All Company non-sales-commissioned employees, including the NEOs, are eligible for performance bonuses under the 2015 Bonus Program. The bonus payout for each eligible employee is determined based on the employee’s eligible salary multiplied by his or her bonus % multiplied by a corporate achievement factor for 2015 and an individual performance factor, with the corporate achievement factor ranging from 0% to 200%, and with the individual performance factor ranging from 0% to 100% (with exceptions above 100%) and determined by the evaluation of each individual employee performance.

Corporate goals for 2015 are further weighted 50% on revenue, 40% on non-GAAP operating income and 10% on non-GAAP free cash flow. The corporate achievement factors for revenue, non-GAAP operating income and non-GAAP free cash flow are independently determined based upon pre-established threshold, target and maximum goals.

The 2015 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s employees (including executive officers) for the Company’s performance in meeting certain key corporate objectives for 2015 and, if applicable, each individual’s performance and contribution in meeting the Company’s corporate objectives for the year. The actual cash bonus awarded in any year, if any, may be more or less than each employee’s annual bonus target, and shall be subject to approval by the Compensation Committee of the Board of Directors. For the Company’s executive officers, the target bonuses, and whether or not a bonus is paid in any year, is within the discretion of the Compensation Committee.